Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:
Brad Cohen
Integrated Corporate Relations, Inc.
330/463-6865
http://www.joann.com

Public Relations Contact:
Lisa Greb
Director, Public Relations
Jo-Ann Stores, Inc.
330/463-3442

JO-ANN STORES ANNOUNCES RESULTS FOR SECOND QUARTER

Second quarter same-store-sales increase of 7.0%

Full year earnings guidance range raised to $0.60 — $0.70 per share

HUDSON, OH – August 29, 2007 — Jo-Ann Stores, Inc. (NYSE: JAS) today announced financial results for its fiscal 2008 second quarter ended August 4, 2007. Net loss for the quarter was $18.4 million, or $0.76 loss per diluted share, compared with a net loss of $21.2 million, or $0.90 loss per diluted share in fiscal 2007.

Net sales for the second quarter increased 7.0% to $388.5 million from $363.2 million in the prior year. Same-store sales increased 7.0% versus a decrease of 8.4% for the same period last year.

Large-format stores net sales for the quarter increased 15.4% to $199.1 million from $172.5 million last year. Same-store sales for large-format stores increased 9.2%, versus a decrease of 10.5% for the same period last year. Small-format stores net sales of $189.4 million were flat compared to last year. Same-store sales performance for small-format stores increased 4.8% versus a decrease of 6.7% for the same period last year.

“We are encouraged by our sales momentum,” said Darrell Webb, chairman, president, and chief executive officer.  “We continue to execute the various elements of our strategic plan with positive results, including enhancements to advertising and merchandise assortments, repositioning inventory, and improving our in-store shopping experience. While some of these initiatives have impacted margins in the short term, we remain confident in our ability to deliver balanced sales and margin expansion while driving profitable growth over the long term.”

Net sales for the six-month period ended August 4, 2007 were $812.7 million versus $787.9 million in the prior year. Same-store sales increased 4.2% for the six-month period versus a 6.0% decrease for the same period last year.

Large-format stores net sales for the six-month period increased 12.3% to $414.3 million from $368.9 million last year. Same-store sales for large-format stores increased 5.9%, versus a 9.0% decrease in the prior year. Small-format stores net sales for the six-month period decreased 4.9% to $398.4 million from $419.0 million last year. Same-store sales performance for small-format stores increased 2.7% versus a 3.9% decrease in the prior year.

Operating Results

Gross margins for the second quarter decreased 170 basis points to 45.7% from 47.4%, primarily due to a proactive markdown and clearance pricing strategy for discontinued items.

Selling, general and administrative expenses for the quarter increased to $188.1 million from $186.9 million last year. Selling, general and administrative expenses improved by 310 basis points to 48.4% of net sales from 51.5% of net sales, in the prior year’s second quarter. Last year’s second quarter included $4.4 million related to the separation of the former chief executive officer.

Operating loss for the second quarter was $26.2 million, versus a $29.5 million operating loss for the prior year’s second quarter.

Store Description Change

Jo-Ann Stores is changing the way it describes its store formats. The Company now classifies its stores as large-format and small-format, versus the previous description of superstore and traditional stores. As the Company continues to remodel stores, the distinction between traditional stores and superstores becomes less clear. The new dividing line between our large-format and small-format stores is approximately 24,000 to 25,000 square feet, although the most important distinction is whether or not stores in that size range have been recently opened or remodeled, and therefore contain a broad assortment of craft categories.

Prior to the store format change, the Company had 177 superstore and 612 traditional store locations. Subsequent to the change, the Company has 194 large-format and 595 small-format stores.

Store Openings and Closings

During the second quarter of fiscal 2008, the Company opened two large-format stores and closed seven small-format stores. Year-to-date, the Company has opened five large-format stores and closed 17 small-format stores. For the balance of the year, the Company expects to open one large-format store and close eight small-format stores and one large-format store.

Fiscal 2008 Outlook

The Company is raising its full year earnings guidance range for fiscal 2008. Based upon management’s operating assumptions, the implementation of Jo-Ann Stores’ strategic growth plans, and current market conditions, the Company expects year-over-year improvement in business performance in fiscal 2008. The key considerations for understanding the Company’s full year outlook for fiscal 2008 include:

•	Same-store sales improving to positive;

•	Gross margin rate improvement;

•	Selling, general and administrative expenses improving as a percentage of net sales;

•	Capital spending for the full year of $30 to $35 million;

•	Earnings per diluted share in the range of $0.60 to $0.70.

Conference Call on the Web

Investors will have the opportunity to listen to the second quarter earnings conference call at 4:30 p.m. ET today. The call can be accessed via the Internet through Streetevents at http://www.streetevents.com and on our website at http://www.joann.com (go to the top of our home page and click on “Jo-Ann Stores,” click on “Our Company,” click on “Investor Relations,” then click on the Conference Call icon). To listen to the live call, please go to the website at least ten minutes before the call begins to register, and download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The replay may be accessed at http://www.joann.com and at http://www.streetevents.com or by phone at 800-642-1687, conference ID # 10971376.

Jo-Ann Stores, Inc. (http://www.joann.com), the leading national fabric and craft retailer with locations in 47 states, operates 194 large-format stores and 595 small-format stores.

This press release contains forward-looking statements that are subject to certain risks and uncertainties. Our actual results, performance or achievements may differ materially from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, changes in customer demand, changes in trends in the fabric and craft industry, seasonality, failure to manage new store growth and the store transition strategy, the availability of merchandise, changes in the competitive pricing for products, the impact of competitors’ store openings and closings, longer-term unseasonable weather or widespread severe weather, our ability to effectively manage our distribution network, our ability to recruit and retain highly qualified personnel, our ability to sell-through our inventory at acceptable prices, energy costs, increases in transportation costs, our indebtedness and limits on obtaining additional financing, failure to maintain the security of our electronic and other confidential information, failure to comply with various laws and regulations, consumer confidence and debt levels, and other capital market and geo-political conditions. Other important factors that may cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s Securities and Exchange Commission filings.

(tables to follow)

JO-ANN STORES, INC.
Consolidated Statements of Operations
(Unaudited)

	Thirteen Weeks Ended		Twenty -Six Weeks Ended
	August 4,	July 29,	August 4,	July 29,
	2007	2006	2007	2006
(Dollars in millions, except per share data)
Net sales	$388.5	$363.2	$812.7	$787.9
Cost of sales	211.1	190.9	434.7	417.6

Gross margin	177.4	172.3	378.0	370.3
Selling, general and administrative expenses	188.1	186.9	373.6	376.6
Store pre-opening and closing costs	2.7	2.6	5.1	8.1
Depreciation and amortization	12.8	12.3	25.4	23.9

Operating loss	(26.2)	(29.5)	(26.1)	(38.3)
Interest expense, net	2.7	3.9	5.4	7.4

Loss before income taxes and cumulative effect of accounting change	(28.9)	(33.4)	(31.5)	(45.7)
Income tax benefit	(10.5)	(12.2)	(11.4)	(16.9)

Loss before cumulative effect of accounting change	(18.4)	(21.2)	(20.1)	(28.8)
Cumulative effect of accounting change, net of tax	—	--	—	1.0

Net loss	$(18.4)	$(21.2)	$(20.1)	$(27.8)

Loss per common share – basic:
Loss before cumulative effect of accounting change	$(0.76)	$(0.90)	$(0.83)	$(1.23)
Net loss	(0.76)	(0.90)	(0.83)	(1.19)
Loss per common share – diluted:
Loss before cumulative effect of accounting change	$(0.76)	$(0.90)	$(0.83)	$(1.23)
Net loss	(0.76)	(0.90)	(0.83)	(1.19)
Weighted average shares outstanding (in thousands):
Basic	24,346	23,469	24,175	23,388

Diluted	24,346	23,469	24,175	23,388

OTHER INFORMATION
Number of stores open at period end:
Small-format stores			595	632
Large-format stores			194	185

			789	817

Square footage at period end (000’s):
Small-format stores			8,719	9,197
Large-format stores			7,427	7,126

			16,146	16,323

Average square footage per store:
Small-format stores			14,654	14,552

Large-format stores			38,284	38,519

JO-ANN STORES, INC.
Condensed Consolidated Balance Sheets

	(Unaudited)
	August 4,	July 29,	February 3,
	2007	2006	2007
(Dollars in millions)
Assets
Current assets:
Cash and cash equivalents	$16.7	$15.3	$18.4
Inventories	507.9	511.3	453.4
Deferred income taxes	39.2	38.0	41.6
Prepaid expenses and other current assets	25.0	24.7	30.4

Total current assets	588.8	589.3	543.8
Property, equipment and leasehold improvements, net	307.7	340.6	311.8
Other assets	10.0	9.6	10.7

Total assets	$906.5	$939.5	$866.3

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$178.5	$166.5	$147.5
Accrued expenses	70.8	64.9	84.4

Total current liabilities	249.3	231.4	231.9
Long-term debt	159.0	225.0	125.3
Deferred income taxes	14.5	23.2	14.2
Lease obligations and other long-term liabilities	84.0	84.2	85.1
Shareholders’ equity	399.7	375.7	409.8

Total liabilities and shareholders’ equity	$906.5	$939.5	$866.3